UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2015 (February 20, 2015)

BALLANTYNE STRONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13906	47-0587703
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File No.)	Identification No.)

13710 FNB Parkway, Suite 400 Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

(402) 453-4444

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           Resignation of Director

On February 20, 2015, Mark D. Hasebroock retired from the Board of Directors (the “Board”) of Ballantyne Strong, Inc. (the “Company”). Mr. Hasebroock’s retirement was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

(d)          Election of Director

On February 20, 2015, the Board elected D. Kyle Cerminara to serve as an independent director until the 2015 Annual Meeting of Stockholders at which time it is anticipated that Mr. Cerminara will stand for election by the stockholders. Mr. Cerminara is “independent” under the corporate governance requirements of the NYSE MKT. Mr. Cerminara was appointed to the Audit, Compensation and Nominating & Corporate Governance Committees.

Mr. Cerminara, 37, is CEO, Co-Founder & Partner of Fundamental Global Investors, an SEC registered investment advisor that manages equity and fixed income hedge funds.

There is no agreement or understanding between Mr. Cerminara and any other person pursuant to which he was elected to the Board. Mr. Cerminara is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Cerminara will participate in the standard non-employee director compensation arrangements described in the Company’s proxy statement for its 2014 Annual Meeting of Stockholders, including: (a) an annual retainer of $25,000; (b) $1,500 for each Board meeting attended; (c) $500 for each Board meeting held via teleconferencing; and (d) an annual grant of restricted stock vesting the day preceding the next succeeding Annual Meeting of Stockholders. For 2014, this represented 6,960 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALLANTYNE STRONG, INC.

Date: February 24, 2015	By:	/s/ Nathan D. Legband
Nathan D. Legband
Vice President, Chief Financial Officer and Treasurer